                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]Confidential, for Use of the
  [_]Preliminary Proxy Statement             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
  [X]Definitive Proxy Statement
  [_]Definitive Additional Materials
  [_]Soliciting Material Under Rule 14a-12

                           ENTRUST TECHNOLOGIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X]No Fee Required.

  [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

  [_]Fee paid previously with preliminary materials.

  [_]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                           ENTRUST TECHNOLOGIES INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 27, 2001

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Entrust Technologies Inc., a Maryland corporation (the "Company"), will be held on April 27, 2001 at 10:00 a.m. at One Preston Park South, Suite 85, 4975 Preston Park Boulevard, Plano, Texas 75093 (the "Meeting") for the purpose of considering and voting upon the following matters:

    1. To elect three Class III Directors for the ensuing three years;

    2. To approve an amendment to the Company's Amended and Restated Charter to (a) increase the total number of authorized shares of Common Stock from 100,000,000 shares to 250,000,000 shares and (b) eliminate the Special Voting Stock from the Company's authorized capital and delete all references to Special Voting Stock contained in the Amended and Restated Charter;

    3. To approve an amendment to the Company's 1998 Employee Stock Purchase Plan, as amended, to increase the total number of shares of Common Stock authorized for issuance thereunder from 400,000 shares to 1,000,000 shares;

    4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the current year; and

    5. To transact such other business, if any, as may properly come before the Meeting or any adjournment thereof.

  The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

  Holders of record of the Company's Common Stock at the close of business on March 15, 2001 are entitled to notice of and to vote at the Meeting and at any adjournments thereof. A list of the Company's stockholders is open for examination to any stockholder at the principal executive offices of the Company, One Preston Park South, Suite 400, 4975 Preston Park Boulevard, Plano, Texas 75093 and will be available at the Meeting.

  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

                                          By Order of the Board of Directors,

                                          James D. Kendry, Secretary

March 22, 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                           ENTRUST TECHNOLOGIES INC.
                       One Preston Park South, Suite 400
                          4975 Preston Park Boulevard
                              Plano, Texas 75093

                                PROXY STATEMENT

                    For the Annual Meeting of Stockholders
                         To Be Held on April 27, 2001

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Entrust Technologies Inc., a Maryland corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on April 27, 2001 at 10:00 a.m. at One Preston Park South, Suite 85, 4975 Preston Park Boulevard, Plano, Texas 75093 and at any adjournments thereof (the "Meeting").

  All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

  The Board of Directors has fixed March 15, 2001 as the record date (the "Record Date") for determining holders of the Company's Common Stock, $.01 par value per share (the "Common Stock"), who are entitled to vote at the Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote an aggregate of 63,058,738 shares of Common Stock. Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting.

  The Notice of Meeting, this Proxy Statement, the enclosed Proxy Card and the Company's Annual Report on Form 10-K for the year ended December 31, 2000 are first being sent or given to stockholders on or about March 22, 2001. The Company will, upon written request of any stockholder and the payment of an appropriate processing fee, furnish copies of the exhibits to its Annual Report on Form 10-K. Please address all such requests to the Company, Attention of David Rockvam, Director, Investor Relations, Entrust Technologies Inc., One Preston Park South, Suite 400, 4975 Preston Park Boulevard, Plano, Texas 75093.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information, as of January 31, 2001, with respect to the beneficial ownership of shares of Common Stock by:

  . each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock;

  .  the directors and nominees for director of the Company;

  .  the Named Executive Officers; and

  . all executive officers, directors and nominees for director of the Company as a group.

For purposes of this disclosure, the Named Executive Officers consist of:

  .  the Chief Executive Officer of the Company during 2000 (the "CEO");

  . the four most highly compensated individuals (other than the CEO) who were serving as executive officers on December 31, 2000; and

  . one additional individual who would have been included but for the fact that such individual was not serving as an executive officer of the Company on December 31, 2000.

                                                 Amount and Nature
                                            of Beneficial Ownership(1)
                                            ----------------------------------
                                              Number of           Percent of
Beneficial Owner                               Shares              Class (%)
----------------                            ----------------     -------------
5% Stockholders
Nortel Networks Limited...................        16,160,009(2)           25.7%
 8200 Dixie Road, Suite 100
 Brampton, Ontario L6T5P6

Directors and Nominees
John A. Ryan..............................         1,119,664(3)            1.8
F. William Conner.........................            51,278(4)              *
Butler C. Derrick, Jr.....................            14,666(5)              *
Jawaid Ekram..............................            14,666(5)              *
Terrell B. Jones..........................            26,222(6)              *
Michael P. Ressner........................            14,666(5)              *
Christopher M. Stone......................            14,666(5)              *
James A. Thomson..........................            14,966(5)              *
J. Alberto Yepez..........................         1,792,566(7)            2.9

Other Named Executive Officers
Richard D. Spurr..........................           191,700(8)              *
David L. Thompson.........................            70,833(9)              *
Paul A. Doscher...........................            31,471(10)             *
Hansen J. Downer..........................           117,172(11)             *
Executive officers, directors and nominees
 for director,
 as a group (12 persons)..................         3,357,364(12)           5.2

--------
  *  Less than 1%.
 (1)The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 31, 2001 through the exercise of any stock option or other right ("Presently Exercisable Options"). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.
 (2) These shares are held of record by Nortel Networks Inc. ("NNI"), a wholly owned subsidiary of Nortel Networks Limited ("NNL"). NNL has sole voting and investment power with respect to the shares of Common Stock held by NNI. NNL, NNI and their affiliates are referred to herein collectively as "Nortel Networks."
 (3) Includes 992,476 shares which may be acquired pursuant to Presently Exercisable Options. Mr. Ryan resigned as President and Chief Executive Officer and as a director of the Company in February 2001.
 (4) Includes 49,278 shares which may be acquired pursuant to Presently Exercisable Options.
 (5) Includes 14,666 shares which may be acquired pursuant to Presently Exercisable Options.
 (6) Consists of 26,222 shares which may be acquired pursuant to Presently Exercisable Options.
 (7) Includes 500,000 shares that Mr. Yepez has pledged to an unaffiliated third party pursuant to the terms of a prepaid variable share forward contract (the "Contract"). Under the Contract, Mr. Yepez will be required to dispose of not fewer than 217,817 shares and not more than 500,000 shares in September 2003 depending on satisfaction of the conditions specified in the Contract.
 (8) Includes 124,500 shares which may be acquired pursuant to Presently Exercisable Options.
 (9) Consists of 70,833 shares which may be acquired pursuant to Presently Exercisable Options.

(10) Consists of 31,471 shares which may be acquired pursuant to Presently Exercisable Options.
(11) Includes 115,862 shares which may be acquired pursuant to Presently Exercisable Options.
(12) Includes 1,368,110 shares which may be acquired pursuant to Presently Exercisable Options.

Votes Required

  The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

  The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. The affirmative vote of the holders of two-thirds of the shares of Common Stock outstanding on the Record Date is required to approve the amendment to the Company's Amended and Restated Charter. The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Meeting and voting on the matter is required to approve the amendment to the Company's 1998 Employee Stock Purchase Plan, as amended, and to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the current year.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter. However, because shares which abstain and shares represented by broker non-votes are nonetheless considered outstanding shares, abstentions and broker non-votes will have the same effect as a vote against the proposed amendment to the Company's Amended and Restated Charter, which requires the affirmative vote of the holders of two-thirds of the outstanding shares.

                       PROPOSAL 1--ELECTION OF DIRECTORS

Directors and Nominees for Director

  The Company has a classified Board of Directors currently consisting of three Class I directors, two Class II directors and three Class III directors. The Class I, Class II and Class III directors will serve until the annual meeting of stockholders to be held in 2002, 2003 and 2001, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

  The persons named in the enclosed proxy will vote to elect, as Class III directors, Terrell B. Jones, Michael P. Ressner and Christopher M. Stone, unless the proxy is marked otherwise.

  Each Class III director will be elected to hold office until the 2004 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

  For each member of the Board of Directors whose term of office as a director continues after the Meeting, including those who are nominees for election as Class III directors, there follows information given by each concerning his principal occupation and business experience for at least the past five years, the names of other publicly held companies of which he serves as a director and his age and length of service as a director of the

Company. There are no family relationships among any of the directors, nominees for director and executive officers of the Company.

 Nominees for Terms Expiring in 2001 (Class III Directors)

  Terrell B. Jones, age 51, has served on the Board of Directors of the Company since November 1998. He has served as President of Travelocity.com, a provider of online travel reservation capabilities, since it became a public company in March 2000. He previously served as President of its predecessor company, SABRE Interactive, and as Executive Vice President and Chief Information Officer of SABRE Holdings Corporation, an information technology company, since July 1996. He was President of SABRE Computer Services (a unit of SABRE Holdings) from 1993 to 1996.

  Michael P. Ressner, age 52, has been a director of the Company since May 1999. He has served as Vice President, Nortel Networks, a global Internet and communications company, since January 2001. Prior to that time, Mr. Ressner served as Vice President of Finance of Nortel Networks Enterprise Solutions group from February 1999 to January 2001. From May 1994 to January 1999, Mr. Ressner served as Vice President of Finance for the Carrier Solutions business unit of Nortel Networks. Prior to these assignments, Mr. Ressner held a number of senior finance management posts within various business units of Nortel Networks.

  Christopher M. Stone, age 43, has served on the Board of Directors of the Company since May 1999. He founded Tilion, Inc., a company which builds an XML-based platform for supply chain visibility, and has served as its Chief Executive Officer since December 1999. From 1989 to October 1999, he served as Senior Vice President, Strategy and Corporate Development for Novell, Inc., a network software provider. Prior to joining Novell in 1989, Mr. Stone founded Object Management Group, Inc., creator of the CORBA software standard, and served as its Chairman, President and Chief Executive Officer until 1997. Mr. Stone currently serves on the Boards of Directors of Radview Software and Courion Corporation.

 Directors Whose Terms Expire in 2002 (Class I Directors)

  Butler C. Derrick, Jr., age 64, has been a director of the Company since May 1999. Since August 1998, Mr. Derrick has been a Partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, Washington, D.C. From January 1995 to July 1998, Mr. Derrick was a Partner at the law firm of Williams & Jensen, Washington, D.C. Mr. Derrick served in Congress as a United States Representative from South Carolina from January 1975 to January 1995. While in Congress, Mr. Derrick held numerous posts, including Deputy Majority Whip and Vice Chairman of the House Rules Committee.

  Jawaid Ekram, age 50, has served on the Board of Directors of the Company since May 1999. Since February 2000, Mr. Ekram has served as Vice President of Systems Development for Broadband Office, an Internet start-up company. From December 1994 through January 2000, Mr. Ekram was a Senior Vice President of Visa International Incorporated, a credit card company, in various capacities and was responsible for International Network & Global Access Technology Services.

  James A. Thomson, age 56, has been a director of the Company since May 1999 and Chairman of the Board since May 2000. He has served as President and Chief Executive Officer of RAND Corporation, a not-for-profit, nonpartisan research and analysis institution, since August 1989. Prior to joining RAND Corporation in 1981, Dr. Thomson was a member of the National Security Council staff at the White House. Dr. Thomson serves on the Boards of Directors of AK Steel Corporation and Texas Biotechnology Corporation.

 Directors Whose Terms Expire in 2003 (Class II Directors)

  F. William Conner, age 42, has served on the Board of Directors of the Company since July 1997 and was Chairman of the Board from October 1998 to May 2000. He has served as President, eBusiness Solutions of Nortel Networks, delivering communications-intensive eBusiness applications and services to redefine the relationships businesses have with their customers. From November 1999 to December 2000, Mr. Conner served as President, Enterprise Solutions of Nortel Networks, delivering voice, data and eBusiness applications to enterprises around the globe. From September 1998 to October 1999, he served as Chief Marketing Officer of Nortel Networks, leading the effort to reposition the company as a global leader in building the high-performance Internet. From January 1998 to September 1998, Mr. Conner served as President, Enterprise Data Networks of Nortel Networks, leading Nortel Networks' global delivery of high-performance data networks. From August 1995 until January 1998, Mr. Conner served as Executive Vice President of Nortel Networks, responsible for sales, marketing and service within the Enterprise Networks business unit. From 1992 until July 1995, Mr. Conner held a variety of sales and marketing executive positions. Mr. Conner currently serves on the Board of Directors of Travelocity.com.

  J. Alberto Yepez, age 41, has been the Company's interim Co-President and Co-Chief Executive Officer since John A. Ryan's resignation in February 2001. Mr. Yepez has also served as a director of the Company and President, Entrust Ventures Group since June 2000 when the Company acquired enCommerce, Inc., a provider of management solutions for e-business portals, which Mr. Yepez co-founded in January 1995. From January 1995 to June 2000, Mr. Yepez served as President, Chief Executive Officer and Chairman of the Board of enCommerce.

  For information relating to shares of Common Stock owned by each of the directors, see "Security Ownership of Certain Beneficial Owners and Management."

Board and Committee Meetings

  The Board of Directors of the Company met nine times (including by telephone conference) during 2000. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

  The Board of Directors has a Compensation Committee, which has the authority and responsibility to establish the compensation of, and compensation policies applicable to, the Company's executive officers and administers and grants stock options and other stock-based awards pursuant to the Company's stock plans. The Compensation Committee held four meetings during 2000. The current members of the Compensation Committee are Messrs. Thomson, Ekram and Jones.

  The Board of Directors has an Audit Committee which currently consists of Messrs. Thomson, Derrick and Ressner. The Audit Committee held seven meetings during 2000. The functions of the Audit Committee include:

  . recommending to the Board of Directors the appointment of the Company's independent auditor;

  .  reviewing the independence of the independent auditor;

  . reviewing the annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor;

  . evaluating the adequacy of the Company's internal financial and accounting processes and controls; and

  . reviewing with management and the independent auditor the annual and interim financial statements of the Company.

  The Company has a Strategic Investment Committee which currently consists of Messrs. Conner and Jones. This Committee has the authority to approve investments of up to $5,000,000 by the Company in strategic and technology partners. The Strategic Investment Committee held eight meetings during 2000.

  The Company has a Nominating and Corporate Governance Committee which currently consists of Messrs. Thomson, Derrick and Ekram. The Nominating and Corporate Governance Committee held two meetings during 2000. The duties of the Nominating and Corporate Governance Committee include:

  . making recommendations to the Board of Directors and stockholders of the Company regarding recruitment of new directors, re-election of incumbent directors and tenure and retirement policies for directors;

  . studying and reviewing with management the effectiveness of the organization and conduct of business of the Board of Directors and making recommendations to the Board of Directors with respect thereto; and

  . reviewing compensation of directors and making recommendations to the Board of Directors with respect thereto.

  Stockholders wishing to propose director candidates for consideration by the Company may do so by writing to the Secretary of the Company and providing information specified in the Company's Bylaws, including the candidate's name, address and principal occupation. The Company's Bylaws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give written notice of an intent to make such a nomination complying with the Bylaws of the Company to the Secretary of the Company not less than 60 days nor more than 90 days prior to the stockholders' meeting; provided that, in the event less than 70 days' notice or prior disclosure of the date of the meeting is given or made, the Company must receive notice from the stockholder not later than the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

Director Compensation

  Directors receive a $1,000 cash fee for each Board or committee meeting attended, except for telephonic meetings having a duration of less than one hour (but no more than one fee per day), and are reimbursed for expenses incurred in connection with their attendance at such meetings. In addition, the Chairman of the Board of Directors receives an additional $10,000 annual retainer. The following table sets forth the compensation paid to non-employee directors for their service on the Board and its committees, as applicable, during the year ended December 31, 2000:

                                                                    Compensation
   Director                                                             ($)
   --------                                                         ------------
   Mr. Conner......................................................   $ 8,000
   Mr. Derrick.....................................................    10,000
   Mr. Ekram.......................................................     8,000
   Mr. Jones.......................................................     9,000
   Mr. Ressner.....................................................    10,000
   Mr. Stone.......................................................     9,000
   Mr. Thomson.....................................................    19,000

  Non-employee directors are eligible to receive stock options under the Amended and Restated 1996 Stock Incentive Plan, as amended (the "1996 Plan"). The following table sets forth certain information with respect to options granted to non-employee directors during the year ended December 31, 2000. Each option cumulatively vests as to one-quarter of the shares on the first anniversary of the grant date, and the remainder vests pro rata over the next three years on the monthly anniversary of the grant date. The exercise price is the closing sale price of the Common Stock on the Nasdaq National Market on the date of grant.

                   Options Granted to Non-employee Directors

                                                            Number of
                                                              Shares
                                                            Underlying Exercise
                                                    Grant    Options    Price
   Director                                          Date      (#)       ($)
   --------                                        -------- ---------- --------
   F. William Conner.............................. 04/27/00   8,000    $45.125
   Butler C. Derrick, Jr.......................... 04/27/00   8,000     45.125
   Jawaid Ekram................................... 04/27/00   8,000     45.125
   Terrell B. Jones............................... 04/27/00   8,000     45.125
   Michael P. Ressner............................. 04/27/00   8,000     45.125
   Christopher M. Stone........................... 04/27/00   8,000     45.125
   James A. Thomson............................... 04/27/00   8,000     45.125
                                                   05/15/00   5,000     47.500

Compensation of Executive Officers

 Summary Compensation

  The following table sets forth certain information with respect to the annual and long-term compensation of each of the Named Executive Officers for the three years ended December 31, 1998, 1999 and 2000.

                          SUMMARY COMPENSATION TABLE

                                                                       Long-Term
                                          Annual Compensation        Compensation
                                          -----------------------    -------------
                                                                        Awards
                                                                     -------------
                                                                      Securities
                                                                      Underlying       All Other
    Name and Principal Position      Year Salary($)     Bonus($)     Options(#)(1) Compensation($)(2)
    ---------------------------      ---- ----------    ---------    ------------- ------------------
John A. Ryan(3)..................... 2000 $ 250,000     $  81,000       145,000          $5,100
 President and Chief                 1999   225,000       180,000       105,000           3,387
 Executive Officer                   1998   218,077(3)        --          7,668           5,294

Richard D. Spurr.................... 2000   200,000        97,500           --            2,497
 Executive Vice President,           1999   175,000       128,500       200,000             --
 Global Sales and Services           1998   233,965(4)        --            --              --

David L. Thompson(5)................ 2000   200,000        54,000       225,000           3,017
 Senior Vice President, Finance      1999    43,096        40,000       200,000             --
 and Chief Financial Officer

J. Alberto Yepez(6)................. 2000   112,500        72,900(7)    350,000             764
 President, Entrust Ventures Group

Paul A. Doscher(6).................. 2000   100,385        54,000(8)    242,100             --
 Executive Vice President, Marketing
 and Business Development

Hansen J. Downer(9)................. 2000   185,000        40,500           --            3,590
 Senior Vice President,              1999   137,692        42,750        50,000           3,233
 Global Professional Services        1998   129,808(3)        --            308           3,914

--------
(1) Represents the number of shares covered by options to purchase shares of Common Stock granted during the respective year. The Company has never granted any stock appreciation rights.
(2) Amounts shown in this column represent the Company's contributions under its 401(k) Savings Plan.
(3) Mr. Ryan resigned as the Company's President and Chief Executive Officer in February 2001. Please see "Employment, Non-Competition and Retention Agreements" below for a description of Mr. Ryan's severance package.
(4) Includes one extra bi-weekly payment for the year ended December 31, 1998.

(5) Mr. Thompson joined the Company as Senior Vice President, Finance and Chief Financial Officer in October 1999. Mr. Thompson was promoted to Executive Vice President, Finance and Administration effective January 2001. He became the Company's interim Co-President and Co-Chief Executive Officer in February 2001.
(6) Messrs. Yepez and Doscher joined the Company in June 2000. Mr. Yepez became the Company's interim Co-President and Co-Chief Executive Officer in February 2001.
(7) Does not include $33,750 paid by the Company as a bonus earned while Mr. Yepez was employed by enCommerce, Inc. prior to its acquisition by the Company in June 2000 (the "Acquisition").
(8) Does not include $25,000 paid by the Company as a bonus earned while Mr. Doscher was employed by enCommerce, Inc. prior to the Acquisition.
(9) Mr. Downer ceased to be an executive officer of the Company in May 2000.

 Option Grants

  The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 2000 to each of the Named Executive Officers. The Company granted no stock appreciation rights during the year ended December 31, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           Individual Grants
                         ------------------------------------------------------
                                                                                 Potential Realizable
                                                                                   Value at Assumed
                           Number of     Percent of                             Annual Rates of Stock
                          Securities   Total Options                            Price Appreciation for
                          Underlying     Granted to   Exercise Price                Option Term(3)
                            Options     Employees in    Per Share    Expiration ----------------------
          Name           Granted(#)(1) Fiscal Year(%)     ($)(2)        Date      5%($)      10%($)
          ----           ------------- -------------- -------------- ---------- ---------- -----------
John A. Ryan............    145,000(4)       2.4%        $45.125      04/27/10  $4,114,936 $10,428,056

Richard D. Spurr........        --           --              --            --          --          --

David L. Thompson.......     25,000(5)       0.4          47.500      05/15/10     746,812   1,892,569
                            200,000(6)       3.3          15.891      12/01/10   1,998,753   5,065,232

J. Alberto Yepez........    150,000(7)       2.5          27.313      08/04/10   2,576,503   6,529,364
                            200,000(8)       3.3          25.750      08/24/10   3,238,807   8,207,774

Paul A. Doscher (9).....    108,000(7)       1.8          27.313      08/04/10   1,855,082   4,701,142
                            134,100(8)       2.2          25.750      08/24/10   2,171,620   5,503,312
Hansen J. Downer........        --           --              --            --          --          --

--------
(1) Each option cumulatively vests as to one-quarter of the shares on the first anniversary of the grant date, and the remainder vests pro rata over the next three years on the monthly anniversary of the grant date.
(2) All options were granted at fair market value as determined by the Board of Directors of the Company on the date of the grant.
(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.
(4) The grant date of the options is April 27, 2000.
(5) The grant date of the options is May 15, 2000.
(6) The grant date of the options is December 1, 2000.
(7) The grant date of the options is August 4, 2000.
(8) The grant date of the options is August 24, 2000.
(9) Does not include an option to purchase 107,900 shares of Common Stock at $6.72 per share (after giving effect to the Acquisition) that enCommerce granted to Mr. Doscher in January 2000.

 Aggregated Option Exercises and Fiscal Year-End Option Value Table

  The following table summarizes certain information regarding (1) the number of shares of Common Stock acquired upon exercise of stock options by each of the Named Executive Officers and the value realized therefrom and (2) the number and value of unexercised stock options held as of December 31, 2000 by each of the Named Executive Officers. No stock appreciation rights were exercised during fiscal 2000 by the Named Executive Officers or outstanding at year end.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                            Number of
                                                      Securities Underlying      Value of Unexercised
                                                     Unexercised Options at      In-The-Money Options
                           Shares                      Fiscal Year-End(#)        at Fiscal Year-End($)
                         Acquired on     Value      ------------------------- ---------------------------
          Name           Exercise(#) Realized($)(1) Exercisable/Unexercisable Exercisable/Unexercisable(2)
          ----           ----------- -------------  ------------------------- ---------------------------
John A. Ryan............   245,000    $15,187,500       697,024 / 516,744       $7,278,852 / $3,170,495

Richard D. Spurr........   165,000      6,495,593       112,000 / 238,000          674,250 /    957,000

David L. Thompson.......       --             --         58,333 / 366,667               --  /       --

J. Alberto Yepez........       --             --            --  / 350,000               --  /       --

Paul A. Doscher.........       --             --            --  / 350,000              --  /    677,612

Hansen J. Downer........    10,000        520,000       112,718 /  77,590        1,051,472 /    420,608

--------
(1) Represents the difference between the exercise price and the last sales price of the Common Stock on the date of exercise.
(2) Value based upon the last sales price per share ($13.00) of the Company's Common Stock on December 29, 2000, as reported on the Nasdaq National Market, less the exercise price.

 Employment, Non-Competition and Retention Agreements

  Pursuant to a letter agreement between John A. Ryan and the Company, dated as of April 21, 1997, the Company agreed to employ Mr. Ryan as its President and Chief Executive Officer, with an annual salary of $185,000 and an annual bonus of up to 35% of his base salary. Mr. Ryan's annual salary was subsequently increased to $210,000 in January 1998, $225,000 in January 1999 and $250,000 in January 2000. In addition, Mr. Ryan's bonus potential was set at $150,000. The Company also agreed to reimburse up to $35,000 of expenses related to executive perquisites in Mr. Ryan's first year of employment as President and Chief Executive Officer, and up to $12,000 for such expenses in each subsequent year of employment. In February 2001, Mr. Ryan resigned as the Company's President and Chief Executive Officer and as a director of the Company.

  In accordance with the terms of a Separation Agreement and Release dated February 24, 2001 (the "Separation Date") between Mr. Ryan and the Company (the "Separation Agreement"), the Company paid to Mr. Ryan an aggregate of $316,958, consisting of $288,462 reflecting 60 weeks of base pay, $14,423 reflecting three weeks of accrued unused vacation time, $11,573 reflecting the cost of maintaining Mr. Ryan's current health, dental and life insurance coverage, and up to $2,500 to be paid to Deloitte & Touche LLP on Mr. Ryan's behalf for preparation of his 2000 tax return. Mr. Ryan agreed not to disclose or use any confidential or proprietary information of the Company or any of its subsidiaries. In addition, Mr. Ryan agreed for a period of 63 weeks following the Separation Date, not to (1) accept employment with any of the businesses identified in the Separation Agreement or (2) recruit or hire for employment any person who is or was during the six months immediately preceding the hiring or recruiting activity an employee of the Company or any of its subsidiaries. Mr. Ryan also agreed to serve as a consultant to the Company available upon reasonable request to provide strategic advice to the Company's executive team during the six months immediately following the Separation Date. Pursuant to the Separation Agreement, Mr. Ryan has the right to exercise during the consulting term all options held by him that were vested as of the Separation Date, the date on which the vesting of all options held by Mr. Ryan ceased. Subject to limited exceptions contained in the Separation Agreement, each of Mr. Ryan and the Company fully and unconditionally released and forever discharged the other party, to the extent permitted by law, from all claims in connection with Mr. Ryan's employment with and separation from the Company.

  Pursuant to a letter agreement between David L. Thompson and the Company, dated as of September 24, 1999, the Company agreed to employ Mr. Thompson as its Senior Vice President, Finance and Chief Financial Officer with an annual salary of $185,000 and a signing bonus of $40,000 payable his first day of employment at the Company. This salary was subsequently increased to $200,000 effective January 1, 2000. Mr. Thompson was promoted to Executive Vice President, Finance and Administration effective January 2001. In addition,
Mr. Thompson is eligible to receive an executive bonus of up to $100,000 annualized, subject to the fulfillment of certain identified business criteria. In connection with his employment, the Company granted to Mr. Thompson an option to purchase 200,000 shares of Common Stock of the Company. In the event that Mr. Thompson's employment as Chief Financial Officer of the Company ("CFO") is terminated within one year following an Acquisition Event (as defined in the 1996 Plan), 50% of any unvested shares under the option grant will immediately vest and become exercisable as of the date on which his duties as the CFO are reassigned; provided, however, that such acceleration of vesting will not occur if Mr. Thompson's employment as CFO terminates as a result of his disability, retirement, death or resignation or he is removed from his position for cause. In February 2001, the Board of Directors elected Mr. Thompson as interim Co-President and Co-Chief Executive Officer. Mr. Thompson's employment is terminable at will.

  Pursuant to a letter agreement between Richard D. Spurr and the Company, dated as of June 4, 1997, the Company agreed to employ Mr. Spurr as its Vice President, Global Sales and Services, with an annual salary of $125,000. This salary was subsequently increased to $175,000 in January 1999 and $200,000 in January 2000. Mr. Spurr currently serves as the Company's Executive Vice President, Global Sales and Services. Mr. Spurr is also eligible for a target bonus of $130,000 through the Company's sales incentive program. Mr. Spurr's employment is terminable at will.

  Pursuant to a letter agreement between J. Alberto Yepez and the Company dated May 5, 2000, the Company agreed to employ Mr. Yepez as President, Entrust Ventures Group, with an annual salary of $225,000 and an annual bonus of up to $135,000. In the event that Mr. Yepez's employment with the Company is terminated other than for cause before June 26, 2001, 50% of any unvested shares underlying stock options granted to Mr. Yepez under any of the Company's stock option plans will immediately vest. If Mr. Yepez's employment with the Company is terminated other than for cause before June 26, 2002, he will be entitled to a severance payment equal to six months of his base salary, including bonus. In February 2001, the Board of Directors elected Mr. Yepez as interim Co-President and Co-Chief Executive Officer. Mr. Yepez's employment is terminable at will.

  Pursuant to a letter agreement between Paul A. Doscher and the Company dated May 5, 2000, the Company agreed to employ Mr. Doscher as Executive Vice President, Marketing and Business Development, with an annual salary of $200,000 and an annual bonus of up to $100,000. In the event that Mr. Doscher's employment with the Company is terminated other than for cause before June 26, 2001, (1) 100% of any unvested shares underlying stock options granted to Mr. Doscher that were assumed by the Company in connection with the

Acquisition (the "Assumed Options") will immediately vest, and (2) 50% of any unvested shares underlying stock options granted to Mr. Doscher under any of the Company's stock option plans (other than the Assumed Options) will immediately vest. If Mr. Doscher's employment with the Company is terminated other than for cause before June 26, 2002, he will be entitled to a severance payment equal to six months of his base salary, including bonus. Mr. Doscher's employment is terminable at will.

  Each of Mr. Yepez and Mr. Doscher has entered into a non-competition and non-solicitation agreement with the Company pursuant to which the executive officer agreed, until June 26, 2001, not to directly or indirectly:

  . engage in any business that directly or indirectly competes with the Company's business or the business of any of its subsidiaries;

  . solicit any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries;

  . solicit for employment any person who was employed by the Company or any of its subsidiaries at any time during the executive officer's employment with the Company or any of its subsidiaries; or

  . solicit business from, or perform services for, or interfere with the relationship between, any customer, supplier, licensee or business relation of the Company or any of its subsidiaries.

  Pursuant to a letter agreement between Hansen J. Downer and the Company, dated November 17, 1997, the Company agreed to employ Mr. Downer as its Vice President, Professional Services with an annualized salary of $125,000 and a signing bonus of $7,500. The Company increased Mr. Downer's salary to $150,000, effective July 1999. In January 2000, Mr. Downer was promoted to Senior Vice President, Global Professional Services and his salary was increased to $185,000. Mr. Downer is eligible for a target bonus of up to $85,000. Mr. Downer's employment is terminable at will.

  In March 2001, each of Messrs. Thompson and Spurr entered into a retention agreement with the Company each with a term of one year from the effective date of the agreement. Upon termination of the officer's employment with the Company without cause, including as a result of constructive termination, the officer will be entitled to receive from the Company:

  . payments equal to an aggregate of six months of the officer's base salary and bonus;

  . continuation of benefits for six months immediately following the date on which the officer receives notice of termination of his employment with the Company; and

  . a six-month leave of absence or notice period beginning on the date on which the officer receives notice of termination of his employment with the Company, during which period any stock options held by the officer as of the notice date will continue to vest and become exercisable in accordance with the applicable vesting schedules for those stock options.

Pursuant to the terms of the retention agreements, each of Messrs. Thompson and Spurr also agrees not to compete with or solicit for service any employee or consultant of the Company or any of its subsidiaries for a period of one year following cessation of the officer's employment with the Company.

Certain Transactions

  In connection with the incorporation and financing of the Company in December 1996 and January 1997, the Company entered into a strategic alliance agreement (the "Strategic Alliance Agreement") pursuant to which it agreed to grant to NNL, at NNL's request, a royalty-bearing license to use and modify the Company's source code in some of the Company's products. NNL granted to the Company and the Company granted to NNL world-wide, royalty-free licenses to use, sell or license any of the products or services incorporating NNL patented inventions excluding those subject to existing exclusive licenses, but only for those NNL patents that were granted prior to NNL ceasing to control the Company.

  During 2000, the Company reimbursed Nortel Networks $295,000 for expenses paid by Nortel Networks on behalf of the Company. In the year ended December 31, 2000, the Company recognized revenue in the amount of $751,000 from Nortel Networks for product licenses and support services.

  From January 1, 2000 through February 28, 2001, the Company acquired lobbying services in the amount of $172,000 from the law firm of Powell, Goldstein, Frazer & Murphy LLP, at which Mr. Derrick is a Partner.

  On June 26, 2000, the Company completed its acquisition of enCommerce, Inc. ("enCommerce"), pursuant to an Agreement and Plan of Merger dated April 18, 2000 (the "Merger Agreement") by and among the Company, Enable Acquisition Corp., a wholly owned subsidiary of the Company ("Sub"), and enCommerce. Pursuant to the Merger Agreement, Sub merged with and into enCommerce, whereupon enCommerce became a wholly owned subsidiary of the Company (the "Merger"). In connection with the Merger, the Company issued an aggregate of 8,548,177 shares of Common Stock in exchange for the outstanding shares of capital stock of enCommerce. In addition, the outstanding options and warrants of enCommerce were assumed and became options and warrants to purchase an aggregate of 1,701,823 shares of the Company's Common Stock. The shares of capital stock of enCommerce held by Mr. Yepez, enCommerce's Chairman of the Board, President and Chief Executive Officer, were exchanged for 946,283 shares of the Company's Common Stock, and the shares of capital stock of enCommerce held by Teresa J. Win, Mr. Yepez's wife, were exchanged for 946,283 shares of the Company's Common Stock. An option to purchase shares of Common Stock of enCommerce held by Mr. Doscher, enCommerce's Senior Vice President, Worldwide Sales and Services, was assumed and became an option to purchase 107,900 shares of the Company's Common Stock. Upon completion of the Merger, the Company elected Mr. Yepez to its Board of Directors.

  The Board of Directors of the Company and the Board of Directors and the shareholders of enCommerce approved the Merger Agreement and the Merger. In arriving at a purchase price, the Company considered comparable transactions within the industry and conducted its own analysis of enCommerce, including a review of the financial condition of enCommerce and the strategic value of enCommerce to the Company. The terms of the Merger Agreement and the Merger were determined on the basis of arm's-length negotiations. Prior to the execution of the Merger Agreement, none of the Company, its affiliates, officers or directors or any associate of any such officer or director, had any material relationship with enCommerce or any of the shareholders of enCommerce.

  In connection with the Merger Agreement, the Company also entered into employment letter agreements dated May 5, 2000 with each of Mr. Yepez, Mr. Doscher and Ms. Win. Pursuant to the employment letter agreement with Ms. Win, the Company agreed to employ Ms. Win as Senior Vice President of enCommerce and Vice President, Product Development of the Company, with an annual base salary of $150,000 and an annualized bonus of up to $75,000. Ms. Win voluntarily resigned from her position with the Company in September 2000.

  Pursuant to the terms of a non-competition and non-solicitation agreement between Ms. Win and the Company dated May 5, 2000, Ms. Win agreed, until June 26, 2001, not to directly or indirectly:

  . engage in any business that directly or indirectly competes with the Company's business or the business of any of its subsidiaries;

  . solicit any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries;

  . solicit for employment any person who was employed by the Company or any of its subsidiaries at any time during the employee's employment with the Company or any of its subsidiaries; or

  . solicit business from, or perform services for, or interfere with the relationship between, any customer, supplier, licensee or business relation of the Company or any of its subsidiaries.

  For a description of certain employment and other arrangements between the Company and its executive officers, including Messrs. Yepez and Doscher, see "Compensation of Executive Officers--Employment, Non-Competition and Retention Agreements."

Report of the Compensation Committee on Executive Compensation

  The Compensation Committee of the Board of Directors sets the compensation of the Chief Executive Officer, reviews the design, administration and effectiveness of compensation programs for other key executives, and approves stock option grants for all executive officers. The Compensation Committee, serving under a charter adopted by the Board of Directors, currently consists of Messrs. Thomson, Ekram and Jones.

 Executive Compensation Philosophy

  The Board and the Compensation Committee believe that the goals with respect to executive compensation are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company, and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of salary, cash bonus and stock options. While the ultimate goal of the Company is long-term success, execution of the Company's short-term objectives and strategies, particularly in relationship to quarterly performance, is a critical element of achieving long-term success. Accordingly, the compensation philosophy of the Company is designed to reward achievement of both short-term and long-term success through a quarterly and annual cash incentive bonus and long-term equity incentives.

  The Board and the Compensation Committee also believe that the compensation of the Chief Executive Officer and the Company's other executive officers should be based to a substantial extent on the Company's performance and adjusted, as appropriate, based on such executive officer's performance against personal performance objectives. Generally, when establishing salaries, bonus levels and stock option awards for executive officers, the Compensation Committee considers: (a) the Company's financial performance during the past year and recent quarters, (b) the individual's performance during the past year and recent quarters and (c) the salaries of executive officers in similar positions of companies of comparable size and capitalization and other companies within the Internet software industry.

 Compensation Components

  The three major components of the Company's executive officer compensation are (a) base salary, (b) variable incentive awards and (c) long-term, equity-based incentive awards.

  Base Salary. John A. Ryan, the Company's Chief Executive Officer and President during fiscal 2000, was party to a letter agreement that set his annual base salary initially at $185,000. The other executive officers of the Company are also parties to letter agreements that initially set the base salaries of these officers. At the beginning of each year, the Compensation Committee generally meets to set the base salary levels of the Company's executive officers for the coming year. In January 2000, the Compensation Committee set Mr. Ryan's 2000 base salary at $250,000, which was $25,000 over his 1999 base salary. The Compensation Committee also increased the base salaries of its other executive officers. When reviewing base salaries, the Compensation Committee considered individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The Compensation Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other Internet software companies and anticipates reviewing compensation packages at least annually.

  Cash Bonus. In November 1998, management recommended and the Compensation Committee approved a cash bonus program which was implemented in January 1999 and is designed to motivate executives and employees to work effectively to achieve the Company's financial performance objectives and to reward them when objectives are met. The Compensation Committee adopted a semi-annual, rather than an annual, executive bonus program because a semi-annual bonus payment (a) is an important benefit for retention purposes, (b) is consistent with bonus payments made to similarly situated individuals in comparable companies and (c) more accurately and timely compensates the executive staff for growth in the Company's quarterly revenue and earnings per share and achievement of personal objectives. In October 1999, the Compensation Committee approved an amendment to the cash bonus program effective January 2000. Pursuant to this amendment, employees of the Company have the choice of irrevocably electing to receive, upon prior notice furnished to the Company, their semi-annual bonus in cash only, in stock options only or an equal percentage in cash and stock options.

  Under the cash bonus program, the executive staff receive semi-annual bonuses based on recommendations made by the Chief Executive Officer within the framework of the bonus plans approved by the Compensation Committee for each executive. The Chief Executive Officer's bonus was based entirely on the operating results for fiscal year 2000. The Chief Executive Officer is responsible for establishing and communicating to the other executives the personal objectives related to each executive's individual bonus plan. In accordance with the cash bonus program, the Company paid $81,000 to Mr. Ryan, $97,500 to Mr. Spurr, $54,000 to Mr. Thompson, $72,900 to Mr. Yepez, $54,000
to Mr. Doscher and $40,500 to Mr. Downer as bonuses earned by such individuals during fiscal 2000.

  Long-Term Incentive Compensation. The 1996 Plan has been established to provide all employees of the Company, including executive officers, with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Compensation Committee strongly believes that a primary goal of the compensation program is to provide key employees who have significant responsibility for the management, growth and future success of the Company with the opportunity to participate in the financial gain from Company stock price increases. Executives are eligible to receive stock options generally not more than once a year, giving them the right to purchase shares of Common Stock of the Company in the future at a price equal to the fair market value at the date of grant. Unless the Board, the Compensation Committee or the President provides otherwise, initial grants to all executives, including the Chief Executive Officer, are exercisable as to one-fourth of the underlying shares on the first anniversary of the grant date, and as to one-thirty-sixth of the remaining underlying shares on the monthly anniversaries of the date of grant for the subsequent 36 months. Annual grants to executives other than the Chief Executive Officer are approved by the Compensation Committee based upon recommendations made by the Chief Executive Officer at the end of each year based upon (1) the individual executive's performance during that year and (2) market data relating to option grants to individuals occupying similar positions at comparably situated companies.

  During fiscal 2000, the Compensation Committee granted Mr. Ryan an option to purchase 145,000 shares of Common Stock. During fiscal 2000, the Company granted options to purchase an aggregate of 817,100 shares of Common Stock to executive officers of the Company (including Named Executive Officers) other than Mr. Ryan.

  Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to its Chief Executive Officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements, such as stockholder approval of a compensation plan, are met. The Company generally intends to structure the stock options granted to its executive officers in a manner that complies with the statute to mitigate any disallowance of deductions under Section 162(m) of the Code. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments which may be in excess of the limit where the Compensation Committee believes such payment is appropriate, after taking into consideration changing business conditions or the officer's performance, and is in the best interest of the stockholders.

                                          James A. Thomson
                                          Jawaid Ekram
                                          Terrell B. Jones

Compensation Committee Interlocks and Insider Participation

  The current members of the Company's Compensation Committee are Messrs. Thomson, Ekram and Jones. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Report of the Audit Committee of the Board of Directors

  The Securities and Exchange Commission (the "SEC") and the principal self regulatory organizations, including The Nasdaq Stock Market ("Nasdaq"), recently adopted new rules and amendments to existing rules that impose new requirements upon audit committees and require certain disclosures regarding audit committees and their interaction with a company's auditor and management. The new rules require that a company's annual proxy statement contain a report of the audit committee addressing several issues identified in the rules. In addition, the SEC recommends that audit committees adopt written charters. The charter must be included as an attachment to a company's annual proxy statement at least once every three years. The Company's Board of Directors first adopted a charter in October 1998 and amended it in December 2000. A copy of the charter, as amended, is attached hereto as Appendix A.

  As a general rule, Nasdaq requires audit committees to consist of at least three members, each of whom is independent and is able to read and understand financial statements or will become able to do so within a reasonable period of time after appointment to the committee. Also, at least one member must have the experience or background which results in financial sophistication. According to Nasdaq rules, a director will not be considered "independent" if, among other things, he has:

  . been employed by the Company or any affiliate of the Company in the current year or in any of the past three years;

  . an immediate family member who is or has been employed as an executive officer by the Company or an affiliate of the Company in any of the past three years;

  . been employed as an executive of an entity other than the Company having a compensation committee which includes any of the Company's executives;

  . received from the Company or any affiliate of the Company compensation (other than benefits under a tax qualified retirement plan, compensation for director service or nondiscretionary compensation) greater than $60,000 during the previous fiscal year; or

  . in any of the past three years, been a partner in, or controlling shareholder or executive of, a for-profit business organization to which the Company made or from which the Company received payment (other than payment arising solely from investments in the Company's securities) that exceeds the greater of: (1) $200,000; or (2) more than 5% of the Company's or business organization's consolidated gross revenues for the year.

  One member of the Company's Audit Committee, Michael P. Ressner, has served as a Vice President of Nortel Networks since January 2001 and held various other senior finance management positions at Nortel Networks prior to that time. Although Nasdaq rules do not define the term "affiliate" in connection with the new independence requirements, Nortel Networks may be deemed to be an affiliate of the Company and thus Mr. Ressner, as an employee of an affiliate of the Company, would not meet the definition of an independent director. However, Nasdaq rules permit the appointment of one director who is not considered independent to a company's audit committee if the board of directors believes such director's appointment is required by the best interests of the company and its stockholders. Based upon Mr. Ressner's financial experience and background and Nortel Networks' declining ownership percentage of the Company's outstanding capital stock, the Company's Board of Directors has determined that Mr. Ressner's membership on the Audit Committee is required by the best interests of the Company and its stockholders.

  The Audit Committee reviewed the Company's audited financial statements for the fiscal year ended December 31, 2000 and discussed these financial statements with the Company's management. Management is responsible for the Company's internal controls, the financial reporting process and the preparation of the Company's financial statements. The Company's independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company's management, internal accounting and financial personnel, and the independent auditors, the following:

  . the plan for, and the independent auditors' report on, each audit of the Company's financial statements;

  . the Company's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

  . changes in the Company's accounting practices, principles, controls or methodologies;

  . significant developments or changes in accounting rules applicable to the Company; and

  . the adequacy of the Company's internal controls and accounting and financial personnel.

  The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with Deloitte & Touche LLP, the Company's independent auditors. SAS 61 requires the Company's independent auditors to discuss with the Company's Audit Committee, among other things, the following:

  .  methods to account for significant unusual transactions;

  . the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

  . the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

  . disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

  The Company's independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditors' professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee also considered whether the independent auditors' provision of certain other, non-audit related services to the Company was compatible with maintaining such auditors' independence.

  Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

  By the Audit Committee of the Board of Directors of Entrust Technologies
Inc.

                                          James A. Thomson
                                          Butler C. Derrick
                                          Michael P. Ressner

Independent Auditors Fees and Other Matters

 Audit Fees

  Deloitte & Touche LLP billed the Company an aggregate of $337,835 in fees for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year, the reviews of quarterly financial information and the Company's Quarterly Reports on Forms 10-Q during 2000, the reviews of the Company's Annual Report on Form 10-K, Annual Report to Stockholders and Proxy Statement, the audits of the opening balance sheets of businesses acquired in 2000, and consultations on accounting issues related to items included in the 2000 consolidated financial statements.

 Financial Information Systems Design and Implementation Fees

  Deloitte & Touche LLP did not bill the Company for any professional services rendered to the Company and its affiliates for the fiscal year ended December 31, 2000 in connection with financial information systems design or implementation, the operation of the Company's information system or the management of its local area network.

 All Other Fees

  Deloitte & Touche LLP billed the Company an aggregate of $706,162 in fees for other services rendered to the Company and its affiliates for the fiscal year ended December 31, 2000.

Comparative Stock Performance

  The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the period from August 18, 1998 through December 31, 2000 with the cumulative total return on (1) the Nasdaq Computer & Data Processing Index and (2) the Russell 2000 Index. The comparison assumes the investment of $100 on August 18, 1998 in the Company's Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends. Prior to August 17, 1998, the Company's Common Stock was not registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's Common Stock began trading on the Nasdaq National Market on August 18, 1998.


                        [PERFORMANCE GRAPH APPEARS HERE]

                                              Nasdaq
                             Entrust          Computer &
                             Technologies     Data
Measurement Period           Inc.             Procesing      Russell 2000
---------------------        ------------     ----------     ------------
Measurement Pt - 8/18/98     $100.00          $100.00        $100.00
 9/30/98                     $ 93.00          $ 92.00        $ 97.00
12/31/98                     $149.00          $301.00        $752.00
 3/31/99                     $211.00          $101.00        $151.00
 6/30/99                     $208.00          $117.00        $158.00
 9/30/99                     $140.00          $110.00        $164.00
12/31/99                     $375.00          $130.00        $276.00
 3/31/00                     $532.00          $126.00        $273.00
 6/30/00                     $517.00          $121.00        $223.00
 9/30/00                     $173.00          $122.00        $206.00
12/31/00                     $ 81.00          $114.00        $128.00

               PROPOSAL 2--APPROVAL OF AMENDMENT TO AMENDED AND
                               RESTATED CHARTER

  The Company's Amended and Restated Charter (the "Restated Charter") currently authorizes the issuance of 100,000,000 shares of Common Stock and 15,000,000 shares of Special Voting Stock, $.01 par value per share (the "Special Voting Stock"). On January 26, 2000, the Board of Directors adopted resolutions, subject to stockholder approval, proposing that the Restated Charter be amended to (a) increase the authorized number of shares of Common Stock to 250,000,000 shares and (b) eliminate the Special Voting Stock from the Company's authorized capital and delete all references to Special Voting Stock contained in the Restated Charter. As of March 7, 2001, the Company had 63,056,037 shares of Common Stock outstanding, and an aggregate of 22,372,625 shares of Common Stock reserved for future issuance in connection with the Company's stock option, stock purchase and other stock-based benefit plans and outstanding warrants. As of March 7, 2001, there were no shares of Special Voting Stock outstanding.

 Proposed Amendment to Restated Charter

  The Board of Directors has adopted resolutions setting forth the proposed amendment to the Restated Charter (the "Charter Amendment"), the advisability of the Charter Amendment, and a call for submission of the Charter Amendment for approval by the Company's stockholders at the Meeting. The following is the text of the first paragraph of Article FOURTH of the Restated Charter, as proposed to be amended:

  "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 255,000,000 shares, consisting of (i) 250,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all shares of all classes of stock is $2,550,000. The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock."

  If approved, the Charter Amendment would also delete in its entirety Section C of Article FOURTH of the Restated Charter and all other references to Special Voting Stock contained in the Restated Charter.

 Purpose and Effect of the Proposed Charter Amendment

  The Board of Directors believes that it is in the Company's best interest to increase the number of authorized shares of Common Stock in order to give the Company additional flexibility to maintain a reasonable stock price with future stock splits and stock dividends. The current number of authorized shares of Common Stock that are not outstanding or reserved is not sufficient to enable the Company to complete a two-for-one stock split. Although there can be no guarantee that the Board of Directors will declare a stock split at any specific stock price or at all, the Board of Directors believes that the increase in the number of authorized shares will provide the Company with the flexibility necessary to maintain a reasonable stock price through future stock splits and stock dividends without the expense of a special stockholder meeting or having to wait until the next annual meeting.

  The Company has acquired a number of companies as part of its strategy to acquire complementary companies, product lines, products and technologies. As part of its growth strategy, the Company may acquire additional companies for these and other business reasons. From time to time, the Company uses shares of Common Stock to pay for acquisitions. The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is desirable to maintain the Company's flexibility in choosing how to pay for acquisitions. While the Company is in acquisition discussions from time to time with other companies and may consider issuing shares of Common Stock in the future for such acquisitions, the Company does not presently have any plans, agreements, understandings or arrangements that will or could result in the issuance of any shares.

  The Board of Directors also believes that the availability of additional shares of Common Stock will provide the Company with the flexibility to issue shares for a variety of other purposes that the Board of Directors may deem advisable without further action by the Company's stockholders, unless required by law, regulation or stock market rule. These purposes could include, among other things, the sale of stock to obtain additional capital funds, the purchase of property, the use of additional shares for various equity compensation and other employee benefit plans, and other bona fide corporate purposes. In some situations, the issuance of additional shares of Common Stock could have a dilutive effect on earnings per share and, for a person who does not purchase additional shares to maintain his or her pro rata interest, on a stockholder's percentage voting power in the Company. In addition, depending upon the nature and terms thereof, such issuances could enable the Board of Directors to render more difficult or discourage an attempt to obtain a controlling interest in the Company or the removal of the incumbent Board of Directors and may discourage unsolicited takeover attempts which might be desirable to stockholders. For example, the issuance of shares of Common Stock in a public or private sale, merger or similar transaction would increase the number of the Company's outstanding shares, thereby diluting the interest of a party seeking to take over the Company. Furthermore, many companies have issued warrants or other rights to acquire additional shares to the holders of Common Stock to discourage or defeat unsolicited stock accumulation programs and acquisition proposals. If the Charter Amendment is adopted, more Common Stock of the Company would be available for such purposes than is currently available.

  The Board of Directors is not proposing the Charter Amendment in response to any effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer or solicitation in opposition to management. In addition, the Charter Amendment is not part of any plan by management to recommend a series of similar amendments to the Board of Directors and the stockholders. Finally, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Restated Charter which could be construed to affect the ability of third parties to take over or change control of the Company.

  If this proposal is approved by the stockholders at the Meeting, upon the filing of the Charter Amendment with the State Department of Assessments and Taxation of the State of Maryland, the Company will have approximately 164,571,338 authorized but unreserved shares of Common Stock.

  Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company. This means that current stockholders do not have a prior right to purchase any new issue of Common Stock of the Company in order to maintain their proportionate ownership interests.

  In connection with the Company's public offering of shares of its Common Stock in February and March 2000, the Company exchanged shares of Common Stock for all of the then outstanding shares of Special Voting Stock and an equal number of exchangeable shares of Entrust Technologies Limited, a majority-owned subsidiary of the Company ("ETL"), pursuant to the terms of a Share Exchange Agreement dated December 31, 1996 among the Company, ETL and NNL. Since the Company does not intend to issue any additional shares of Special Voting Stock, the Board of Directors believes the deletion of the Special Voting Stock from the Company's authorized capital is appropriate.

  THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE CHARTER AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

               PROPOSAL 3--AMENDMENT TO THE 1998 EMPLOYEE STOCK
                           PURCHASE PLAN, AS AMENDED

  On March 6, 2001, the Board of Directors adopted resolutions, subject to stockholder approval, to approve an amendment (the "Plan Amendment") to the 1998 Employee Stock Purchase Plan, as amended (the "Plan"), to increase the total number of shares of Common Stock authorized for issuance thereunder from 400,000 shares to 1,000,000 shares.

  The Board of Directors has adopted the Plan Amendment because it believes that the number of shares currently available under the Plan is insufficient to satisfy the expected 2001 share requirements thereunder. The Board of Directors believes that continued ability of the Company's employees to purchase shares under the Plan will be an important element in attracting and retaining key employees who are expected to contribute to the Company's growth and success.

  As of March 7, 2001, 157,559 shares of Common Stock were available for issuance under the Plan.

Summary of the Plan

  The following is a summary of the material provisions of the Plan.

  The Plan qualifies as an "employee stock purchase plan" under Section 423 of the Code. The Plan permits employees of the Company or any designated subsidiary of the Company to purchase shares of Common Stock from the Company in a series of one or more offerings. The Plan is administered by the Compensation Committee of the Board of Directors which specifies the date on which an offering will begin. An offering period generally extends for six months; however, the Compensation Committee may, in its discretion, choose an offering period of 12 months or less for each offering and choose a different offering period for each offering. The Compensation Committee has the authority to make rules and regulations for the administration of the Plan and its interpretations and decisions are final and conclusive.

  With certain limited exceptions in the case of employees who hold a significant amount of stock of the Company or any subsidiary, all employees of the Company, including directors of the Company who are also employees, and all employees of any designated subsidiaries of the Company, are eligible to participate in the Plan, provided that:

  . they are customarily employed by the Company or a designated subsidiary for more than 20 hours per week and for more than five months in a calendar year;

  . they have been employed by the Company or a designated subsidiary of the Company for at least three months prior to participation; and

  . they are employees of the Company or a designated subsidiary of the Company on the first day of the applicable offering period.

  As of February 28, 2001, the Company had approximately 1,150 employees (including those employed by Entrust Technologies Limited and other wholly owned subsidiaries of the Company) eligible to participate in the Plan. Because each employee's participation in the Plan is purely voluntary, the future benefits under the Plan are not yet determinable. The following table summarizes the number of shares purchased under the Plan by designated individuals and groups since the Plan's adoption in July 1998:

     Name of                                   Purchase Price  Number of Shares
   Individual            Title/Position       ($ per share)(1)    Purchased
   ----------            --------------       ---------------- ----------------
John A. Ryan.....  President and Chief
                   Executive Officer               $19.57            2,188

Richard D.         Executive Vice President,
 Spurr...........  Global Sales and Services           --               --

David L.           Senior Vice President,
 Thompson........  Finance and Chief
                   Financial Officer                   --               --

J. Alberto         President, Entrust
 Yepez...........  Ventures Group                      --               --

Paul A. Doscher..  Executive Vice President,
                   Marketing and Business
                   Development                         --               --

Hansen J.          Senior Vice President,
 Downer..........  Global Professional
                   Services                         21.85            1,310

Terrell B.         Director Nominee
 Jones...........                                      --               --

Michael P.         Director Nominee
 Ressner.........                                      --               --

Christopher M.     Director Nominee
 Stone...........                                      --               --

All current
 executive
 officers, as a
 group(2)........              NA                      --               --

All current
 directors who
 are not
 executive
 officers,
 as a group......              NA                      --               --

All employees who
 are not
 executive
 officers, as a
 group...........              NA                   18.83          240,253

--------
(1) The purchase price for the shares acquired under the Plan since its adoption are shown on a weighted-average basis for the individual or group presented.
(2) The group of current executive officers excludes Mr. Ryan who left the Company in February 2001 and excludes Mr. Downer who ceased to be an executive officer in May 2000.

  Participation in the Plan is voluntary. An eligible employee may participate in the Plan by filing with the Company a completed authorization for payroll deduction at least 14 days prior to the applicable offering commencement date authorizing the Company to deduct not more than 10% of his compensation during the offering period. The employee would then be deemed to have been granted an option on the applicable offering commencement date to purchase the largest number of whole shares of Common Stock that does not exceed the number that is obtained by dividing (A) the product of $2,083 and the number of whole months in such offering period by (B) the closing price of the Common Stock on the applicable offering commencement date, or such other lower number of shares as determined by the Compensation Committee prior to the offering commencement date. As determined by the Board of Directors in accordance with the terms of the Plan, the option price is an amount equal to 85% of the lesser of the fair market value per share of the Common Stock on the first business day of an offering period or the last business day of such period.

  Unless the employee withdraws all of the accumulated payroll deduction in his account prior to the close of business on the last business day in an offering period, the employee's option will be automatically exercised on the applicable offering termination date for the purchase of the full number of shares of Common Stock that may be purchased at the option exercise price with his accumulated payroll deductions, up to the maximum number of shares for which the option was granted.

  No employee may be granted an option under the Plan if, immediately after the grant, the employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total voting power or value of all classes of stock of the Company or any of its subsidiaries. In addition, no employee may be granted an option under the Plan which would give the employee the right to purchase stock under all of the stock purchase plans of the Company and its parent or subsidiaries at a rate that exceeds $25,000 of the fair market value of such stock (determined at the time the option is granted) for each calendar year in which the option is outstanding at any time.

  If an employee ceases to be employed by the Company or a designated subsidiary of the Company for any reason, the payroll deductions credited to his account will be returned to him or, in the event of his death, paid to his beneficiary or estate.

  If the Company merges or consolidates with another corporation and the holders of the capital stock of the Company immediately prior to the merger or consolidation continue to hold at least 80% of the voting power of the capital stock of the surviving corporation, then the holder of an option outstanding under the Plan will be entitled to receive at the next offering termination date upon exercise of the option for each share as to which the option will be exercised, the securities or property which a holder of one share of Common Stock would have been entitled to receive at the time of the merger or consolidation. In the event of a merger or consolidation of the Company other than one described in the immediately preceding sentence, or a sale of all or substantially all of the Company's assets:

  . all outstanding options under the Plan will be cancelled by the Compensation Committee as of the effective date of the corporate transaction;

  . the Company will provide notice of cancellation of all options to the holders thereof; and

  . all option holders will have the rights to exercise their options in full based on payroll deductions then credited to their accounts as of a date determined by the Compensation Committee not less than 10 days preceding the effective date of the corporate transaction.

  The Board of Directors may at any time modify, amend or terminate the Plan in any respect, except where such modification or amendment would require approval by the Company's stockholders under Section 423 of the Code, in which case it shall not be effected without such approval, and in no event may an amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

Federal Income Tax Consequences

  The following is a summary of the United States federal income tax consequences that generally will arise with respect to purchases made under the Plan and with respect to the sale of Common Stock acquired under the Plan.

 Tax Consequences to Participants

  In general, a participant will not recognize taxable income upon enrolling in the Plan or upon purchasing shares of Common Stock at the end of an offering. Instead, if a participant sells Common Stock acquired under the Plan at a sale price that exceeds the price at which the participant purchased the Common Stock, then the participant will recognize taxable income in an amount equal to the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

  If the participant sells the Common Stock more than one year after acquiring it and more than two years after the date on which the offering commenced (the "Grant Date"), then the participant will be taxed as follows. If the sale price of the Common Stock is higher than the price at which the participant purchased the Common Stock, then the participant will recognize ordinary compensation income in an amount equal to the lesser of:

  .  15% of the fair market value of the Common Stock on the Grant Date; and

  . the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock.

  Any further income will be long-term capital gain. If the sale price of the Common Stock is less than the price at which the participant purchased the Common Stock, then the participant will recognize long-term capital loss in an amount equal to the excess of the price at which the participant purchased the Common Stock over the sale price of the Common Stock.

  If the participant sells the Common Stock within one year after acquiring it or within two years after the Grant Date (a "Disqualifying Disposition"), then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the price at which the participant purchased the Common Stock. The participant will also recognize capital gain in an amount equal to the excess of the sale price of the Common Stock over the fair market value of the Common Stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the sale price of the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Common Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Common Stock for a shorter period.

 Tax Consequences to the Company

  The offering of Common Stock under the Plan will have no tax consequences to the Company. Moreover, in general, neither the purchase nor the sale of Common Stock acquired under the Plan will have any tax consequences to the Company except that the Company will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

  THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE PLAN AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

                PROPOSAL 4--RATIFICATION OF THE APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Deloitte & Touche LLP as independent public accountants of the Company for the year ending December 31, 2001, subject to ratification by stockholders at the Meeting. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Board of Directors will reconsider the matter. A representative of Deloitte & Touche, which served as the Company's independent public accountants for the year ended December 31, 2000, is expected to be present at the Meeting to respond to appropriate questions and to make a statement if he or she so desires.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

  Any proposal that a stockholder intends to present at the 2002 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, One Preston Park South, Suite 400, 4975 Preston Park Boulevard, Plano, Texas 75093, no later than November 22, 2001 in order to be considered for inclusion in the Company's proxy statement and proxy card relating to that meeting.

  If a stockholder of the Company wishes to present a proposal before the 2002 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2002 Annual Meeting; provided that, in the event that less than 70 days' notice or prior public disclosure of the date of the 2002 Annual Meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2002 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock ("Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Except as set forth below, and based solely on its review of copies of reports filed by the Reporting Persons furnished to the Company, the Company believes that during 2000 the Reporting Persons complied with all
Section 16(a) filing requirements. J. Alberto Yepez did not timely file a Form 4 with the SEC in connection with his sale of 100,000 shares of Common Stock on November 7, 2000.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

  The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution. In addition, the Company has engaged W.F. Doring & Co. to assist in the solicitation of proxies, and has agreed to pay W.F. Doring & Co. a fee of approximately $3,500, plus reasonable expenses.

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

                                          By Order of the Board of Directors,

                                          James D. Kendry, Secretary

March 22, 2001

                                                                     APPENDIX A

                           ENTRUST TECHNOLOGIES INC.

                        CHARTER OF THE AUDIT COMMITTEE

Role of the Committee

  The functions of the Audit Committee were first delegated to it by way of a standing resolution of the Board on October 15, 1998 and subsequently modified on December 1, 2000. The Audit Committee will assist the Board in fulfilling its oversight responsibilities by performing the following functions:

1. Oversight of the Independent Auditor.

  . Select and recommend to the Board the independent auditor to be nominated after consideration of the relevant factors including management's recommendation.

  . Instruct the independent auditor that it is responsible ultimately to the Board of Directors and to the Audit Committee.

  . Monitor the performance of the independent auditor and any other independent public accountants retained by the Company.

  . Review the independence of the independent auditor, which review shall include obtaining periodically a written statement from the auditor delineating all material relationships between the Company and the auditor and discussing with the auditor the relationships and services disclosed and how they may affect the independence of the auditor.

2. Oversight of Audits.

  . Review the annual audit plan of the independent auditor (including scope, staffing reliance upon management and the general audit approach) and any significant changes to the independent auditor's audit plan.

  . Review upon completion of the annual audit including: the independent auditor's report; any serious difficulties or disputes with management encountered during the course of the audit including any restrictions on the scope of the audit or access to required information imposed by management, and other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards including SAS No. 61.

  . Review with management and the independent auditor from time to time during the year any significant findings and recommendations of the independent auditor together with management's response thereto.

3. Oversight of Company Financial Reporting.

  . Review with management and the independent auditor the Company's annual financial statements and related footnotes and, if satisfied, recommend their approval to the Board.

  . Review from time to time during the year the interim financial results and financial statements (including SEC filings) before they are publicly disclosed.

  . Review with the Company's counsel at least once a year material litigation and any legal matters that could have a significant effect on the Company's financial statements.

  . Consider the independent auditor's judgment about the quality and appropriateness of the Company's accounting principles as applied to its financial reporting.

4. Oversight of the Company's Financial Reporting Processes and Controls.

  . Consider the quality and adequacy of the Company's internal financial and accounting processes and controls, including computerized information system controls and security.

  . Review the significant financial risks or exposures to the Company and the steps that management has taken to monitor and control those risks. The review should include consideration of Company policies concerning financial matters including the Foreign Corrupt Practices Act policy, the insider trading policy, investor relations policy and the Company investment policy.

5. Oversight of Other Matters.

  . Review and update the Committee's charter annually and submit any update of the Charter to the Board for approval.

  . Prepare for inclusion where necessary in a proxy or information statement of the Company relating to each annual meeting of stockholders at which directors are to be elected (or special meeting or written consent in lieu of such meeting), the report described in Item 306 of Regulation S-K of the Securities and Exchange Commission.

  . Report Committee actions to the Board and make recommendations on audit matters that the Committee deems appropriate.

  . Perform such other functions as assigned by law, the Company's charter or bylaws, or the Board.

Composition of the Committee

  The Audit Committee shall consist of 3 independent members of the Board, who shall serve at the pleasure of the Board. Audit Committee members shall meet the requirements of NASDAQ. The members of the committee must be (or become within a reasonable period of time) financially literate, with at least one member having accounting or related financial sophistication or expertise. The Board upon recommendation of the Chairman of the Board shall designate committee members and the committee chairman.

Processes of the Committee

  The Audit Committee shall meet at least four times per year or more frequently as circumstances require. The Audit Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary. Meetings will be scheduled to ensure that:

  .  interim financial results and statements are reviewed prior to release;

  . the annual audit plan is reviewed and approved before the audit is performed; and

  . the results of the annual audit are reviewed before the annual financial statements are filed with regulators.

  The Committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

                                                                      APPENDIX B
                                                                      ----------




                           ENTRUST TECHNOLOGIES INC.

                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           To be held APRIL 27, 2001

                     THIS PROXY IS SOLICITED ON BEHALF OF
                     THE BOARD OF DIRECTORS OF THE COMPANY
                  AND SHOULD BE RETURNED AS SOON AS POSSIBLE

     The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoint(s) J. Alberto Yepez, David L. Thompson and James D. Kendry, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of ENTRUST TECHNOLOGIES INC. (the "Company") to be held on Friday, April 27, 2001 at 10:00 a.m. at One Preston Park South, Suite 85, 4975 Preston Park Boulevard, Plano, Texas 75093 (the "Meeting"), and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

     In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

                     (Continued and to be signed on reverse side.)

                           ENTRUST TECHNOLOGIES INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

1. To elect the following three Class III Directors to serve for the ensuing three years:

     Nominees:  01 Terrell B. Jones      02 Michael P. Ressner
                03 Christopher M. Stone

     [_]  For All          [_]  Withhold All        [_]  For All Except*

     __________________________________

     *INSTRUCTION: To withhold a vote for an individual nominee, write the name of such nominee in the space provided above. Your shares will be voted for the remaining nominee(s).

2.   To approve an amendment to the Company's Amended and Restated Charter to
     (a) increase the total number of authorized shares of Common Stock from 100,000,000 shares to 250,000,000 shares and (b) eliminate the Special Voting Stock from the Company's authorized capital and delete all references to Special Voting Stock contained in the Amended and Restated Charter.

                   [_]  For     [_]  Against    [_]  Abstain

3. To approve an amendment to the Company's 1998 Employee Stock Purchase Plan, as amended, to increase the total number of shares of Common Stock authorized for issuance thereunder from 400,000 shares to 1,000,000 shares.

                   [_]  FOR     [_]  AGAINST    [_]  ABSTAIN

4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the current year.

                   [_]  FOR     [_]  AGAINST    [_]  ABSTAIN

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" ALL DIRECTOR NOMINEES AND "FOR" PROPOSALS 2, 3 AND 4. A VOTE "FOR" ALL DIRECTOR NOMINEES AND A VOTE "FOR" PROPOSALS 2, 3 AND 4 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.





                                           Dated: ________________________, 2001


                                           _____________________________________
                                           Signature


                                           _____________________________________
                                           Signature if held jointly


Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                                       2

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                            YOUR VOTE IS IMPORTANT!

              PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                      APPENDIX C
                                                                      ----------

                           ENTRUST TECHNOLOGIES INC.

                 1998 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

                         -----------------------------

     The purpose of this Plan is to provide eligible employees of Entrust Technologies Inc. (the "Company") and certain of its subsidiaries with opportunities to purchase shares of the Company's common stock, $.01 par value (the "Common Stock"). Four hundred thousand (400,000) shares of Common Stock in the aggregate have been approved for this purpose (after giving effect to the four-for-one split of the Common Stock in the form of a stock dividend by the Company's Board of Directors (the "Board") on June 18, 1998).

     1.  Administration.  The Plan will be administered by the Board or by a
         --------------
Committee appointed by the Board (the "Committee"). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

     2.  Eligibility.  Participation in the Plan will neither be permitted nor
         -----------
denied contrary to the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder. All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a "Designated Subsidiary"), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

         (a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

         (b) they have been employed by the Company or a Designated Subsidiary for at least three months prior to enrolling in the Plan; and

         (c) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below). No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

     3.  Offerings.  The Company will make one or more offerings ("Offerings")
         ---------
to employees to purchase stock under this Plan. Offerings will begin on such date or dates as may be established by the Board from time to time (the "Offering Commencement Dates"). Each Offering Commencement Date will begin a 6-month period (a "Plan Period") during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less.

     4.  Participation.  An employee eligible on the Offering Commencement Date
         -------------
of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee's appropriate payroll office at least 14 days prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term "Compensation" means the amount of money reportable on the employee's Federal Income Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee's Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Board or the Committee.

     5.  Deductions.  The Company will maintain payroll deduction accounts for
         ----------
all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount up to a maximum of 10% of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made.

     No employee may be granted an Option which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the Offering Commencement Date of the Plan Period) for each calendar year in which the Option is outstanding at any time.

     6.  Deduction Changes.  An employee may decrease or discontinue his payroll
         -----------------
deduction once during any Plan Period, by filing a new payroll deduction authorization form. However, an employee may not increase his payroll deduction during a Plan Period. If an employee elects to discontinue his payroll deductions during a Plan Period, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

     7.  Interest.  Interest will not be paid on any employee accounts, except
         --------
to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

     8.  Withdrawal of Funds.  An employee may at any time prior to the close of
         -------------------
business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee's account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

     9.  Purchase of Shares.  On the Offering Commencement Date of each Plan
         ------------------
Period, the Company will grant to each eligible employee who is then a participant in the Plan an option ("Option") to purchase on the last business day of such Plan Period (the "Exercise Date"), at the Option Price hereinafter provided for, such number of whole shares of Common Stock of the Company reserved for the purposes of the Plan as does not exceed the number of shares determined by dividing (a) the product of $2,083 and the number of whole months in such Plan Period by (b) the closing price (as defined below) on the Offering Commencement Date of such Plan Period or such other number as may be determined by the Board prior to the Offering Commencement Date.

     The purchase price for each share purchased will be 90%, or such other percentage as may be determined by the Board consistent with the requirements of the Code, of the fair market value of the Common Stock on (i) the first business day of such Plan Period or (ii) the Exercise Date, whichever fair market value shall be less. Such fair market value shall be determined by the Board of Directors in a manner consistent with the requirements of the Code.

     Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for pursuant to the formula set forth above, but not in excess of the maximum number determined in the manner set forth above.

     Any balance remaining in an employee's payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the employee's payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee's account shall be refunded.

     10.  Issuance of Certificates.  Certificates representing shares of Common
          ------------------------
Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company's sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

     11.  Rights on Retirement, Death or Termination of Employment.  In the
          --------------------------------------------------------
event of a participating employee's termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee's account shall be paid to the employee or, in the event of the employee's death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee's estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

     12.  No Right To Employment or Other Status.  The granting of an Option to
          --------------------------------------
a person shall not be construed as giving such person the right to continued employment or any other relationship with the Company.

     13.  Optionees Not Stockholders.  Neither the granting of an Option to an
          --------------------------
employee nor the deductions from his pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

     14.  Rights Not Transferable.  Rights under this Plan are not transferable
          -----------------------
by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

     15.  Application of Funds.  All funds received or held by the Company under
          --------------------
this Plan may be combined with other corporate funds and may be used for any corporate purpose.

     16.  Adjustment in Case of Changes Affecting Common Stock.  In the event of
          ----------------------------------------------------
a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for this Plan, the number of shares subject to any outstanding Option and the purchase price thereof shall be adjusted proportionately, and such other adjustment shall be made as may be deemed equitable by the Board or the Committee. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Board or the Committee to give proper effect to such event.

     17.  Merger.  If the Company shall at any time merge or consolidate with
          ------
another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation ("Continuity of Control"), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation, and the Board or the Committee shall take such steps in connection with such merger or consolidation as the Board or the Committee shall deem necessary to assure that the provisions of
Section 16 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.

     In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan, all outstanding Options shall be cancelled by the Board or the Committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to his account as of a date determined by the Board or the Committee, which date shall not be less than ten (10) days preceding the effective date of such transaction.

     18.  Amendment of the Plan.  The Board may at any time, and from time to
          ---------------------
time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

     19.  Insufficient Shares.  In the event that the total number of shares of
          -------------------
Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro rata basis.

     20.  Termination of the Plan.  This Plan shall terminate two years after
          -----------------------
the date on which the Plan was adopted by the Board or such earlier date as the Board shall determine. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

     21.  Governmental Regulations.  The Company's obligation to sell and
          ------------------------
deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

     22.  Governing Law.  The Plan shall be governed by Maryland law except to
          -------------
the extent that such law is preempted by federal law.

     23.  Issuance of Shares.  Shares may be issued upon exercise of an Option
          ------------------
from authorized but unissued Common Stock, from shares held in the treasury of the Company or from any other proper source.

     24.  Notification upon Sale of Shares.  Each employee agrees, by
          --------------------------------
participating in the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

     25.  Effective Date and Approval of Stockholders.  The Plan shall take
          -------------------------------------------
effect upon the closing of the Company's initial public offering of Common Stock, subject to approval by the stockholders of the Company as required by
Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.


                              Adopted by the Board of Directors on July 21, 1998

                              Approved by the Stockholders on August 4, 1998

                           ENTRUST TECHNOLOGIES INC.

                                Amendment No. 1

                                       to

                       1998 Employee Stock Purchase Plan


1. The 1998 Employee Stock Purchase Plan (the "Plan") is hereby amended to delete Section 20 thereof and replace such section in its entirety with the following:

    "20.  Termination of the Plan.  The Plan may be terminated at any time by
           -----------------------
    the Board. Upon termination of the Plan all amounts in the accounts of participating employees shall be promptly refunded."

2.  Except as aforesaid, the Plan shall remain in full force and effect.

                           Adopted by the Board of Directors as of July 20, 2000

                           ENTRUST TECHNOLOGIES INC.

                                Amendment No. 2

                                       to

                 1998 Employee Stock Purchase Plan, as amended


1. The 1998 Employee Stock Purchase Plan, as amended (the "Plan"), is hereby further amended to delete the first paragraph thereof and replace such paragraph in its entirety with the following:

         "The purpose of this Plan is to provide eligible employees of Entrust Technologies Inc. (the "Company") and certain of its subsidiaries with opportunities to purchase shares of the Company's common stock, $.01 par value per share (the "Common Stock"). One million (1,000,000) shares of Common Stock in the aggregate have been approved for this purpose (after giving effect to the four-for-one split of the Common Stock in the form of a stock dividend by the Company's Board of Directors (the "Board") on June 18,
    1998)."

2.  Except as aforesaid, the Plan shall remain in full force and effect.

                              Adopted by the Board of Directors on March 6, 2001